August 3, 2001



Liberty ALL-STAR Growth Fund, Inc.
Federal Reserve Plaza
600 Atlantic Avenue
Boston, MA 02210-2214

                  Re:      Liberty ALL-STAR Growth Fund, Inc.

Ladies and Gentlemen:

                  We have acted as special Maryland counsel for Liberty ALL-STAR Growth Fund, Inc., a Maryland corporation (the "Fund"), in connection with the issuance of up to 2,117,781 shares (the "Shares") of its common stock, $.10 par value per share, pursuant to the exercise of rights (the "Rights") to purchase common stock to be distributed to the Fund's stockholders in accordance with the Fund's Registration Statement on Form N-2 filed on August 3, 2001 (the "Registration Statement").

                  We have examined the prospectus included in the Registration Statement, substantially in the form in which it is to become effective, and the form of Subscription Certificate for exercise of the Rights. We have examined and relied on a certificate of the Maryland State Department of Assessments and Taxation to the effect that the Fund is duly incorporated and existing under the laws of the State of Maryland and is in good standing and duly authorized to transact business in the State of Maryland. We have further examined and relied on a certificate of an appropriate officer of the Fund with respect to the Fund's Charter and Bylaws and certain action taken by its Board of Directors, among other matters addressed in the certificate. We have examined and relied on such corporate records of the Fund and other documents and certificates as to factual matters as we have deemed necessary to render the opinion expressed herein.

                  We have assumed that the Fund has no "Principal Shareholder" as defined in Article VIII of the Fund's Charter and have relied on a certificate of an appropriate officer of the Fund to the effect that the Fund has no knowledge of any such Principal Shareholder. We have also assumed, without independent verification, the authenticity of all documents submitted to us as originals, the conformity with originals of all documents submitted to us as copies, and the genuineness of all signatures on documents submitted to us.

Liberty ALL-STAR Growth Fund, Inc.
August 3, 2001
Page 2


                  Based on such examination, we are of the opinion that the Shares to be issued upon exercise of the Rights have been duly authorized, and when the Shares are sold, issued and paid for as contemplated by the Registration Statement, the Shares will have been validly and legally issued and will be fully paid and nonassessable.

                  This letter expresses our opinion with respect to the Maryland General Corporation Law governing matters such as the authorization and issuance of stock. It does not extend to the securities laws or "Blue Sky" laws of Maryland, to federal securities laws, or to other federal or state laws.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement. We do not thereby admit that we are "experts" as that term is used in the Securities Act of l933 and the regulations thereunder. William J. Ballou, Esq., counsel to the Fund, may also rely on this opinion in delivering his opinion to the New York Stock Exchange in connection with the listing of the Shares. This opinion may not be relied on by any other person or for any other purpose without our prior written consent.

                                            Very truly yours,


                                            /s/ Venable, Baetjer and Howard, LLP